EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Acacia Research Corporation
New York, New York
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249984) and on Forms S-8 (No. 333-189135 and No. 333-217878) of Acacia Research Corporation of our report dated March 31, 2022 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
New York, NY

March 31, 2022